Exhibit 4.2

                               [GLOBAL LETTERHEAD]

                               as of April 6, 2001


Equilink Capital Partners, LLC
488 Madison Avenue, 8th Floor
New York, New York  10022
Attention: Robert DePalo

Dear Rob:

     Reference is hereby made to that certain Financial Consulting Letter Agreement between Equilink Capital Partners, LLC ("Equilink") and Global Technologies, Ltd. (the "Company" or "GTLL") dated March 22, 2001 (the "Agreement"). The Agreement is hereby amended and modified as follows:

     Paragraph 4 of the Agreement shall be amended and restated in its entirety to read as follows:

     "4. As compensation for all the services rendered by Equilink hereunder, the Company shall issue on April 9, 2001 to each individual and entity listed below (each, an "Investor"), all of which are affiliates of Equilink, that number of shares ("Shares") of the Company's Class A Common Stock, par value $0.01 per share, set forth below opposite their respective names; provided, however that each Investor shall pay to the Company on the date of issuance an amount equal to the purchase price (each, a "Purchase Price" and collectively, the "Aggregate Purchase Price") set forth opposite their respective names:

     NAME                      NO. OF SHARES                PURCHASE PRICE
     ----                      -------------                --------------
Robert DePalo                     500,000                    $ 5,000.00
Old Oak Fund, Inc.                500,000                      5,000.00
Empire Ventures, LLC              150,000                      1,500.00
Equilink                           50,000                        500.00
Harborview Fund, Inc.             500,000                      5,000.00
                                ---------                    ----------
     Total                      1,700,000                    $17,000.00
                                =========                    ==========

     All Shares so issued and paid for shall be fully paid and non-assessable. The parties hereto agree that (i) the value of the services rendered by Equilink hereunder and the compensation paid to Equilink for its services hereunder is equal to the difference obtained by subtracting the Aggregate Purchase Price paid from the greater of the aggregate book value or market value of the Shares on the date of the issuance thereof and (ii) the combination of the value of the services received by the Company and the Aggregate Purchase Price paid for the Shares to the Company is equal to the greater of the aggregate book value or market value of the Shares on the date of the issuance thereof

     Each Investor makes the following representations to the Company:

     Section 4.1 Intent.

     The Investor is purchasing the Shares for its own account and the Investor has no present arrangement (whether or not legally binding) at any time to sell or otherwise distribute the Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with federal and state securities laws applicable to such disposition.

     Section 4.2 Sophisticated Investor.

     The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that Investor has the capacity to protect the Investor's own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Shares. The Investor acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

     Section 4.3 Not an Affiliate.

     Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of GTLL.

     Section 4.4 Disclosure; Access to Information.

     Investor has received and reviewed all documents, records, books and other publicly available information pertaining to Investor's investment in GTLL that have been requested by Investor. GTLL is subject to the periodic reporting requirements of the Exchange Act, and Investor has reviewed copies of any such reports that have been requested by Investor.

     Section 4.5 Manner of Sale.

     At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     Section 4.6 Financial Capacity.

     Investor currently has the financial capacity to meet its obligations to GTLL hereunder, and the Investor has no present knowledge of any circumstances that could cause it to become unable to meet such obligations in the future."

     Please confirm your acknowledgment and agreement to the foregoing by executing a copy of this letter where indicated below, and returning a copy to us, whereupon it shall become a binding agreement between the parties hereto.

                                     Very truly yours,

                                     GLOBAL TECHNOLOGIES, LTD.


                                     By: /s/ S. Lance Silver
                                         ---------------------------
                                         S. Lance Silver
                                         General Counsel


ACKNOWLEDGED AND AGREED TO:

EQUILINK CAPITAL PARTNERS, LLC


By: /s/ Robert DePalo
    -------------------------------
    Robert DePalo
    Chairman and CEO


ROBERT DEPALO

/s/ Robert DePalo
-----------------------------------
Robert DePalo, individually


OLD OAK FUND, INC.


By: /s/ Evan H. Berger
   --------------------------------
Name: Evan H. Berger
     ------------------------------
Title: President
      -----------------------------


EMPIRE VENTURES, LLC


By: /s/ Mendy Wolf
   --------------------------------
Name: Mendy Wolf
     ------------------------------
Title: President
      -----------------------------


HARBORVIEW FUND, INC.


By: /s/ Jonathon Offerman
   --------------------------------
Name: Jonathon Offerman
     ------------------------------
Title: President
      -----------------------------